Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS 2016
THIRD QUARTER RESULTS

Raises Fiscal 2016 EPS Estimate to Range of $2.60 to $2.80

Declares Quarterly Cash Dividend of $0.19 Per Share

OSHKOSH, WI — (July 28, 2016) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2016 third quarter net income of $84.2 million, or $1.13 per diluted share, compared to $89.9 million, or $1.13 per diluted share, in the third quarter of fiscal 2015. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the third quarter of fiscal 2016 were $1.75 billion, an increase of 8.4 percent. Higher sales in the defense, fire & emergency and access equipment segments were partially offset by a slight decline in sales in the commercial segment.

Consolidated operating income in the third quarter of fiscal 2016 was $146.8 million, or 8.4 percent of sales, compared to $136.6 million, or 8.5 percent of sales, in the prior year third quarter. The increase in operating income was the result of higher defense, fire & emergency and commercial segment operating income, offset in part by lower access equipment segment operating income and higher corporate expenses.

“Our solid fiscal third quarter results were led by strong performance in our defense and fire & emergency segments, each of which recorded year-over-year increases in sales, operating income and operating income margin,” said Wilson Jones, president and chief executive officer of Oshkosh Corporation. “Our People First culture, the further enhancement and execution of our MOVE strategy and our innovative products contribute to Oshkosh being a different integrated global industrial, enabling us to deliver solid performance in a variety of economic conditions.

“The fiscal third quarter was highlighted by progress on many fronts, most notably in our defense segment as we prepare to ramp up production and deliver our revolutionary new Joint Light Tactical Vehicle (JLTV). Our activities in fiscal 2016 are preparing us to successfully deliver low rate initial production JLTVs to our U.S. government customer starting late this fiscal

-more-

year. We also made progress this quarter on a large order we received in our second fiscal quarter for an international defense customer that is purchasing more than 1,000 of our Mine Resistant Ambush Protected — All Terrain Vehicles (M-ATV). Most of these vehicles will ship in fiscal 2017, but we do expect to sell approximately 175 units under this contract in our fourth quarter of this fiscal year.

“Our access equipment segment continues to manage production levels while delivering high quality aerial products in a market that we expect to be down compared with fiscal 2015,” added Jones. “The team made great progress this quarter lowering inventory as we work to optimize our working capital.

“As a result of improved defense and fire & emergency segment expectations, we are raising our earnings per share expectations for fiscal 2016 to a range of $2.60 to $2.80,” said Jones.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment net sales increased 2.1 percent to $952.5 million in the third quarter of fiscal 2016. The increase in sales was primarily due to higher telehandler unit sales in North America, offset in part by a challenging pricing environment.

Access equipment segment operating income decreased 10.4 percent to $122.1 million, or 12.8 percent of sales, in the third quarter of fiscal 2016 compared to $136.4 million, or 14.6 percent of sales, in the third quarter of fiscal 2015. The decrease in operating income was primarily the result of a challenging pricing environment and higher incentive compensation expense, offset in part by lower spending on engine emissions standards changes and the impact of higher sales volume. In the third quarter of fiscal 2015, the access equipment segment recorded a reduction in accrued incentive compensation expense as a result of lowering its fiscal 2015 projected results.

Defense — Defense segment net sales for the third quarter of fiscal 2016 increased 36.1 percent to $264.3 million. The increase in sales was primarily due to increased sales of Family of Heavy Tactical Vehicles (FHTV). The Company experienced a break in production under the FHTV program in the third quarter of fiscal 2015.

The defense segment recorded operating income of $19.1 million, or 7.2 percent of sales, in the third quarter of fiscal 2016 compared to an operating loss of $7.1 million, or 3.7 percent of sales, in the third quarter of fiscal 2015. The increase in operating results was largely due to favorable product mix, contractual price increases and the impact of higher sales volume.

Fire & Emergency — Fire & emergency segment net sales for the third quarter of fiscal 2016 increased 24.4 percent to $248.5 million. Sales in the third quarter of fiscal 2016 benefited from higher domestic fire apparatus deliveries as a result of increased production rates to meet higher demand. Improved operational efficiencies have allowed the fire & emergency segment to increase its production rates.

Fire & emergency segment operating income increased 105.0 percent to $19.7 million, or 7.9 percent of sales, in the third quarter of fiscal 2016 compared to $9.6 million, or 4.8 percent of sales, in the third quarter of fiscal 2015. The increase in operating income was primarily a result of the impact of higher sales volume and improved pricing.

Commercial — Commercial segment net sales decreased 2.1 percent to $287.9 million in the third quarter of fiscal 2016. The decrease in sales was primarily attributable to lower refuse collection vehicles sales. Sales in the third quarter of fiscal 2015 included a large international refuse collection vehicle sale that did not repeat in the third quarter of fiscal 2016.

Commercial segment operating income increased 6.2 percent to $23.8 million, or 8.3 percent of sales, in the third quarter of fiscal 2016 compared to $22.4 million, or 7.6 percent of sales, in the third quarter of fiscal 2015. The increase in operating income was primarily a result of improved product mix.

Corporate — Corporate operating costs increased $13.2 million in the third quarter of fiscal 2016 to $37.9 million due primarily to higher incentive compensation expense. Results for the third quarter of fiscal 2015 reflected a credit for incentive compensation to reverse amounts accrued earlier in fiscal 2015 as a result of a reduction in fiscal 2015 projected results.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $2.7 million to $15.3 million in the third quarter of fiscal 2016 as a result of borrowings to support increased working capital levels.

Provision for Income Taxes — The Company recorded income tax expense of $48.4 million in the third quarter of fiscal 2016, or 36.6 percent of pre-tax income, compared to $34.8 million, or 28.1 percent of pre-tax income, in the third quarter of fiscal 2015. The Company recorded a year-to-date adjustment in the third quarter of fiscal 2016 to increase tax expense as a result of a higher estimated mix of domestic income versus lower-tax rate foreign income. The Company recorded a $7.5 million, $0.09 per share, benefit from the reduction of income tax reserves in the third quarter of fiscal 2015 related to settlement of tax audits and expiration of statutes of limitations.

Share Repurchases — Share repurchases completed during the previous twelve months benefited earnings per share in the third quarter of fiscal 2016 by $0.07 compared to the prior year third quarter. The Company did not repurchase any shares in the third quarter of fiscal 2016.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2016 of $4.52 billion and net income of $154.9 million, or $2.08 per share. This compares with net sales of $4.52 billion and net income of $179.2 million, or $2.25 per share, in the first nine months of the prior year. Consolidated net sales in the first nine months of fiscal 2016 were essentially flat as increased defense and fire & emergency segment sales were offset by significantly lower access equipment segment sales. Results for the first nine months of fiscal 2015 included after-tax costs of $9.3 million, or $0.12 per share, incurred in connection with the refinancing of the Company’s senior notes due 2020 and $2.1 million, or $0.03 per share, after-tax other postretirement benefit curtailment gain. Excluding these items, adjusted(1) net income for the first nine months of fiscal 2015 was $186.4 million, or $2.34 per share. Improved operating income results in each of the Company’s non-access equipment segments in fiscal 2016 were not

(1)  This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

sufficient to offset the impact of lower sales in the Company’s access equipment segment and higher corporate expenses, including increased start-up costs of a shared manufacturing facility and higher incentive compensation expense. Earnings per share in the first nine months of fiscal 2016 benefited $0.13 compared to the prior year period as a result of lower average diluted shares outstanding. Earnings per share for the first nine months of fiscal 2016 were negatively impacted by $0.03 as a result of the strengthening U.S. dollar.

Fiscal 2016 Expectations

The Company increased its fiscal 2016 earnings per share estimate range to $2.60 to $2.80 on projected net sales of $6.0 billion to $6.1 billion and operating income of $340 million to $360 million. The increased estimate range largely reflects higher defense and fire & emergency segment sales and operating income, partially offset by lower access equipment segment operating income, higher corporate costs related to increased incentive compensation expense and a higher effective income tax rate. The Company now expects to recognize sales of approximately 175 M-ATVs in the fourth quarter of fiscal 2016 in the defense segment. The Company expects fiscal 2016 net cash flow provided by operating activities of approximately $500 million less additions to property, plant and equipment of approximately $100 million to result in free cash flow of approximately $400 million.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.19 per share of Common Stock. The dividend will be payable on August 29, 2016, to shareholders of record as of August 15, 2016.

Conference Call

The Company will comment on its fiscal 2016 third quarter earnings and its full-year fiscal 2016 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and funding or payments thereof; the Company’s ability to utilize material and components which it has committed to purchase from suppliers; higher material costs resulting from production variability due to uncertainty of timing of funding or payments from international defense customers; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicle production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse collection businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$1,747.5	$1,612.3	$4,523.8	$4,519.8
Cost of sales	1,432.9	1,328.3	3,767.1	3,730.3
Gross income	314.6	284.0	756.7	789.5

Operating expenses:
Selling, general and administrative	154.7	134.2	448.7	437.5
Amortization of purchased intangibles	13.1	13.2	39.5	40.0
Total operating expenses	167.8	147.4	488.2	477.5
Operating income	146.8	136.6	268.5	312.0

Other income (expense):
Interest expense	(15.8)	(13.2)	(46.0)	(56.4)
Interest income	0.5	0.6	1.5	2.0
Miscellaneous, net	0.8	(0.2)	(0.2)	(0.2)
Income before income taxes and equity in earnings of unconsolidated affiliates	132.3	123.8	223.8	257.4
Provision for income taxes	48.4	34.8	70.4	80.5
Income before equity in earnings of unconsolidated affiliates	83.9	89.0	153.4	176.9
Equity in earnings of unconsolidated affiliates	0.3	0.9	1.5	2.3
Net income	$84.2	$89.9	$154.9	$179.2

Amounts available to common shareholders, net of tax:
Net income	$84.2	$89.9	$154.9	$179.2
Allocated to participating securities	—	(0.2)	—	(0.4)
Net income available to common shareholders	$84.2	$89.7	$154.9	$178.8

Earnings per share attributable to common shareholders:
Basic	$1.15	$1.15	$2.11	$2.28
Diluted	1.13	1.13	2.08	2.25

Basic weighted-average shares outstanding	73,390,624	78,117,876	73,526,081	78,327,982
Dilutive stock options and other equity-based compensation awards	876,338	1,185,651	803,060	1,131,081
Participating restricted stock	—	(119,450)	—	(114,641)
Diluted weighted-average shares outstanding	74,266,962	79,184,077	74,329,141	79,344,422

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	September 30,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$45.5	$42.9
Receivables, net	1,198.4	964.6
Inventories, net	1,254.9	1,301.7
Deferred income taxes, net	55.1	52.2
Other current assets	90.5	67.9
Total current assets	2,644.4	2,429.3
Property, plant and equipment:
Property, plant and equipment	1,134.3	1,093.7
Accumulated depreciation	(655.2)	(617.9)
Property, plant and equipment, net	479.1	475.8
Goodwill	1,001.0	1,001.1
Purchased intangible assets, net	566.7	606.7
Other long-term assets	101.5	100.1
Total assets	$4,792.7	$4,613.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$127.0	$83.5
Accounts payable	565.1	552.8
Customer advances	492.9	440.2
Payroll-related obligations	138.5	116.6
Other current liabilities	293.9	265.0
Total current liabilities	1,617.4	1,458.1
Long-term debt, less current maturities	840.0	855.0
Deferred income taxes, net	92.9	91.7
Other long-term liabilities	298.0	297.1
Commitments and contingencies
Shareholders’ equity	1,944.4	1,911.1
Total liabilities and shareholders’ equity	$4,792.7	$4,613.0

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	June 30,
	2016	2015
Operating activities:
Net income	$154.9	$179.2
Depreciation and amortization	95.9	94.1
Stock-based compensation expense	16.0	16.4
Deferred income taxes	(4.5)	(7.1)
Foreign currency transaction losses	0.1	7.9
Gain on sale of assets	(7.6)	(8.6)
Other non-cash adjustments	0.7	14.5
Changes in operating assets and liabilities	(93.6)	(333.0)
Net cash provided (used) by operating activities	161.9	(36.6)

Investing activities:
Additions to property, plant and equipment	(62.3)	(100.0)
Additions to equipment held for rental	(30.9)	(19.8)
Acquisition of business, net of cash acquired	—	(8.8)
Proceeds from sale of equipment held for rental	33.7	25.5
Other investing activities	(1.5)	(0.7)
Net cash used by investing activities	(61.0)	(103.8)

Financing activities:
Proceeds from issuance of debt (original maturities greater than three months)	323.5	345.0
Repayments of debt (original maturities greater than three months)	(278.5)	(340.0)
Net decrease in short-term debt	(16.5)	—
Debt issuance costs	—	(15.5)
Repurchases of common stock	(100.1)	(88.1)
Dividends paid	(41.9)	(40.0)
Proceeds from exercise of stock options	8.8	7.3
Excess tax benefit from stock-based compensation	1.3	4.3
Net cash used by financing activities	(103.4)	(127.0)

Effect of exchange rate changes on cash	5.1	(0.2)
Increase (decrease) in cash and cash equivalents	2.6	(267.6)
Cash and cash equivalents at beginning of period	42.9	313.8
Cash and cash equivalents at end of period	$45.5	$46.2

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended June 30,
	2016			2015
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$511.4	$—	$511.4	$542.7	$—	$542.7
Telehandlers	266.6	—	266.6	221.4	—	221.4
Other	174.5	—	174.5	168.5	—	168.5
Total access equipment	952.5	—	952.5	932.6	—	932.6

Defense	264.0	0.3	264.3	191.1	3.1	194.2

Fire & emergency	244.2	4.3	248.5	195.0	4.8	199.8

Commercial
Concrete placement	164.6	—	164.6	158.0	—	158.0
Refuse collection	96.5	—	96.5	103.6	—	103.6
Other	25.7	1.1	26.8	32.0	0.4	32.4
Total commercial	286.8	1.1	287.9	293.6	0.4	294.0
Intersegment eliminations	—	(5.7)	(5.7)	—	(8.3)	(8.3)
Consolidated net sales	$1,747.5	$—	$1,747.5	$1,612.3	$—	$1,612.3

	Nine Months Ended June 30,
	2016			2015
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,128.5	$—	$1,128.5	$1,252.5	$—	$1,252.5
Telehandlers	593.1	—	593.1	891.5	—	891.5
Other	515.0	—	515.0	487.1	—	487.1
Total access equipment	2,236.6	—	2,236.6	2,631.1	—	2,631.1

Defense	877.7	1.6	879.3	617.9	4.3	622.2

Fire & emergency	686.8	9.6	696.4	549.1	20.6	569.7

Commercial
Concrete placement	348.2	—	348.2	355.1	—	355.1
Refuse collection	295.0	—	295.0	269.9	—	269.9
Other	79.5	2.2	81.7	96.7	3.4	100.1
Total commercial	722.7	2.2	724.9	721.7	3.4	725.1
Intersegment eliminations	—	(13.4)	(13.4)	—	(28.3)	(28.3)
Consolidated net sales	$4,523.8	$—	$4,523.8	$4,519.8	$—	$4,519.8

OSHKOSH CORPORATION

SEGMENT INFORMATION (continued)

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating income (loss):
Access equipment	$122.1	$136.4	$218.2	$350.5
Defense	19.1	(7.1)	70.1	(9.3)
Fire & emergency	19.7	9.6	44.7	20.1
Commercial	23.8	22.4	49.9	43.4
Corporate	(37.9)	(24.7)	(114.4)	(92.8)
Intersegment eliminations	—	—	—	0.1
Consolidated	$146.8	$136.6	$268.5	$312.0

	June 30,
	2016	2015
Period-end backlog:
Access equipment	$374.6	$394.9
Defense	2,288.3	1,216.6
Fire & emergency	852.8	761.1
Commercial	206.3	218.0
Consolidated	$3,722.0	$2,590.6

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

Nine Months
Ended
June 30, 2015

Adjusted net income (non-GAAP)	$186.4
OPEB curtailment / settlement, net of tax	2.1
Debt extinguishment costs, net of tax	(9.3)
Net income (GAAP)	$179.2

Adjusted earnings per share-diluted (non-GAAP)	$2.34
OPEB curtailment / settlement, net of tax	0.03
Debt extinguishment costs, net of tax	(0.12)
Earnings per share-diluted (GAAP)	$2.25

Fiscal 2016
Expectations

Net cash flows provided by operating activities	$500.0
Additions to property, plant and equipment	(100.0)
Free cash flow	$400.0

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